UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Five Below, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIVE BELOW, INC.

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 21, 2016

This proxy statement supplement (the “Supplement”) relates to the definitive revised proxy statement (the “Proxy Statement”) of Five Below, Inc., a Pennsylvania corporation (the “Company”), as previously filed by us and furnished to our shareholders in connection with the solicitation of proxies by our board of directors (the “Board”) for the 2016 Annual Meeting of Shareholders (the “Annual Meeting”).

Except as updated or supplemented by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.

The purpose of this Supplement is to update biographical information in the Proxy Statement for Ronald L. Sargent, one of the members of the Board who is standing for reelection. On May 30, 2016, Mr. Sargent notified the Board that he had stepped down from the position of Chief Executive Officer of Staples, Inc. (“Staples”), and that he will continue as an employee of the Staples through Staples’ 2016 fiscal year ending on January 28, 2017.

On June 3, 2016, upon the recommendation of the Company’s Nominating and Corporate Governance Committee, and after considering factors relevant to Mr. Sargent’s continued service on the Board, the Board re-affirmed its approval of Mr. Sargent’s nomination to stand for reelection as a Class I Director at the Annual Meeting.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

By order of the board of directors,

Karen W. Procell
Secretary

Philadelphia, Pennsylvania

June 6, 2016